Exhibit 9
                                                               ---------

                      TRANSACTIONS IN SHARES EFFECTED BY
               REPORTING PERSONS DURING THE 60 DAYS PRECEDING
                    THIS AMENDMENT NO. 2 TO SCHEDULE 13D


                             Nature of     Date of Transaction     Number of      Price Per
         Name               Transaction       (Trade Date)           Shares         Share
         ----               -----------       ------------           ------         -----

MacDougald Family Limited   Sale (1)             11/7/03              2,000         $4.73
Partnership
MacDougald Family Limited   Sale (1)             11/18/03           1,998,000       $4.00
Partnership
---------------

(1)	The sale was effected in an open market transaction.
(2)	The sale was effected in a block trade transaction.





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